Exhibit 99.7

Date: November 15, 2024

FG Holdings Limited

Unit 1002, 10/F Tai Sang Bank Building
130-132 Des Voeux Road Central, Central
Hong Kong SAR

Dear Sirs

Consent to act as an Independent Director of FG Holdings Limited (the Company)

I hereby confirm my consent to act as an independent director of the Company with effect from the United States Securities and Exchange Commission’s declaration of effectiveness of the Company’s registration statement on Form F-1 until my resignation or removal or disqualification in accordance with the Articles of Association of the Company.

Yours faithfully

/s/ Ka Lee Lam

Ka Lee Lam